Exhibit 10.1

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is effective as of May 20, 2016, by and between BROADWIND ENERGY, INC. (the “Company”), and Stephanie K. Kushner (“Executive”).

WHEREAS, the Company is engaged in the business of manufacturing wind turbine tower structures, gearing and gearboxes, among other products (the “Company Business”);

WHEREAS, the Company and Executive entered into an Employment Agreement dated as of July 29, 2009 (the “2009 Agreement”);

WHEREAS, the Company and Executive subsequently entered into an Amended and Restated Employment Agreement dated as of December 17, 2012 (the “2012 Agreement”), which amended and restated the 2009 Agreement in its entirety;

WHEREAS, the Company desires to continue to obtain the benefits of Executive’s knowledge, skills and experience;

WHEREAS, the Company and Executive desire to enter into this Agreement to amend and restate the 2012 Agreement in its entirety and to set forth the rights, duties, benefits and obligations with respect to the employment of Executive by the Company under the terms and conditions herein provided;

NOW, THEREFORE, in consideration of Executive’s employment with the Company, and the mutual and respective covenants and agreements of the parties herein contained, and other good and valuable consideration present but not specifically set forth, the parties hereto agree as follows:

1.     Employment.  The Company hereby agrees to employ Executive in the positions, and with the titles, duties and responsibilities, set forth in Section 2 hereof, and Executive hereby agrees to be employed by the Company, on the terms and conditions set forth herein.  The term of this Agreement shall commence on the date hereof and end on the date thirty-six (36) months after the date hereof (the “Term”) unless sooner terminated in accordance with the provisions of Section 6 hereof.

2.     Duties and Responsibilities.  During the Term, Executive shall serve as President, Chief Executive Officer, Chief Financial Officer and Treasurer for the Company and as the principal executive officer and the principal financial officer for Securities and Exchange Commission reporting purposes, and be nominated to serve as a member of the Company’s Board of Directors (the “Board”).  Executive shall report to the Board and its designees.  Executive shall have the duties and responsibilities that are commensurate with those positions, as well as such other duties as may be assigned to Executive by the Board from time to time.  Executive shall devote all of her working time and best efforts to the business and affairs of the Company except for such time as shall reasonably be required to serve in connection with civic or charitable activities, or manage Executive’s financial matters, provided that such activities, in the aggregate, do not interfere with Executive’s ability to perform the duties and responsibilities of her employment hereunder.  Executive shall follow the direction of the Board and its designees, and shall perform all duties and responsibilities of the positions that she holds, as those duties and responsibilities may change from time to time.  Executive shall comply with the Company’s standards, policies and procedures in effect on the date of this Agreement and as they may change from time to time.

3.     Compensation and Related Matters.

(a)         Base Salary.  Executive shall receive an initial annual base salary of $418,000, less required and authorized withholding and deductions.  Executive’s salary shall be subject to review and adjustment by the Company at least annually, and paid in accordance with the Company’s regular payroll schedule as it applies to salaried employees (“Base Salary”).  Notwithstanding the preceding sentence, in no event shall Executive’s Base Salary be reduced by the Company without Executive’s consent.

(b)     Bonus.  Executive shall be eligible for a target annual bonus in an amount equal to one hundred percent (100%) of her Base Salary, with a maximum annual bonus in an amount equal to one hundred fifty percent (150%) of her Base Salary, and pursuant to such terms, as set forth in the Broadwind Energy Inc. Executive Short-Term Incentive Plan (the “Incentive Plan”) or other written arrangement adopted by the Company.

(c)     Stock.  Executive shall be eligible to participate in the Company’s common stock incentive plan, as in effect from time to time, and may be granted stock options, restricted stock units or other awards under such common stock incentive plan, based on individual and Company performance criteria to be established by the Board, with a target annual grant value equal to one hundred percent (100%) of Executive’s Base Salary.

(d)     Benefits.  Executive shall be entitled to all rights and benefits for which she is eligible under the terms and conditions of the Company’s standard benefits and compensation practices that may be in effect from time to time and provided by the Company to its employees generally.  In addition to, and not in limitation of, the foregoing, during the Term, Executive shall be eligible to accrue up to four weeks (20 business days) of paid time off (“PTO”) per anniversary year exclusive of any business day with respect to which the Company is closed for business due to any federal, state or local holiday or any day off generally granted by the Company to its employees, subject to the Company’s then-current PTO policy (which shall not have the effect of reducing said four weeks (20 business days) of PTO).  In addition to, and not in limitation of the foregoing, during the Term, Executive shall receive any additional benefits generally provided by the Company to executive employees of the Company, including group health insurance for Executive and dependents, life insurance, and long term disability insurance, and participation in the Company’s 401(k) plan, all in accordance with applicable plan documents.  During the Term, the Company shall maintain, at its sole expense, a One Million Five Hundred Thousand Dollar ($1,500,000) term life insurance policy for the benefit of Executive, provided that Executive shall be responsible for paying all taxes due on the imputed income related thereto.

(e)     Expense Reimbursement.  The Company will reimburse Executive for reasonable business expenses in accordance with the Company’s standard expense account and reimbursement policies.

4.     Representations and Warranties of Executive.  In order to induce the Company to employ Executive, Executive hereby represents and warrants to the Company as follows:

(a)     Binding Agreement.  This Agreement has been duly executed and delivered by Executive and constitutes a legal, valid and binding obligation of Executive and is enforceable against Executive in accordance with its terms.

(b)     No Violations of Law.  The execution and delivery of this Agreement and the other agreements contemplated hereby by Executive do not, and the performance by Executive of her obligations under this Agreement and the other agreements contemplated hereby will not, violate any term or provision of any law, or any writ, judgment, decree, injunction or similar order applicable to Executive.

(c)     Litigation.  Executive is not involved in any undisclosed proceeding, claim, lawsuit or investigation alleging wrongdoing by Executive before any court or public or private arbitration board or panel or governmental department, commission, board, bureau, agency or instrumentality.

(d)     No Conflicting Obligations.  Executive is not under, or bound to be under in the future, any obligation to any person or entity that is or would be inconsistent or in conflict with this Agreement or would prevent, limit, or impair in any way the performance by her of her obligations hereunder, including but not limited to any duties owed to any former employers not to compete or use or disclose confidential information.  Executive represents and agrees that she will not disclose to the Company or use on behalf of the Company any confidential information or trade secrets belonging to a third party, including any former employer.  Executive further represents and agrees that she has returned all property belonging to Executive’s previous employers, including but not limited to any and all confidential information.

5.     Restrictive Covenants.

(a)     Confidentiality Critical.  The parties agree that the business in which the Company is engaged is highly sales-oriented and the goodwill established between Executive and the Company’s customers (“Customers”) and potential customers is a valuable and legitimate business interest worthy of protection under this Agreement.  Executive acknowledges and agrees that developing and maintaining business relationships is an important and essential business interest of the Company.  Executive further recognizes that, by virtue of her employment by the Company, she will be granted otherwise prohibited access to confidential and proprietary data of the Company which is not known to its competitors and which has independent economic value to the Company and that she will gain an intimate knowledge of the Company’s business and its policies, Customers, employees and trade secrets, and of other confidential, proprietary, privileged, or secret information of the Company and its Customers (collectively, all such nonpublic information is referred to as “Confidential Information”).

This Confidential Information includes, but is not limited to data relating to the Company’s marketing and servicing programs, procedures and techniques; business, management and personnel strategies; the Company’s products and services, and the criteria and formulae used by the Company in pricing its products and services; the Company’s products and services; the Company’s computer system and software; lists of Customers and prospects; the identity, authority and responsibilities of key contacts at accounts of Customers; and the composition and organization of Customers’ business.  Executive recognizes and admits that this Confidential Information constitutes valuable property of the Company, developed over a long period of time and at substantial expense, and worthy of protection.  Executive acknowledges and agrees that only through her employment with the Company could she have the opportunity to learn this Confidential Information.

(b)     Confidential Information.  Executive shall not at any time (for any reason), directly or indirectly, for herself or on behalf of any other person or entity, (i) disclose to any person or entity (except to employees or other representatives of the Company who need to know such Confidential Information to the extent reasonably necessary for Executive to perform her duties under this Agreement or for such employees or representatives to perform their duties on behalf of the Company, and except as required by law) any Confidential Information, including, without limitation, business or trade secrets of, or products or methods or techniques used by, the Company, or any Confidential Information whatsoever concerning the Customers, (ii) use, directly or indirectly, for her own benefit or for the benefit of another (other than a Customer) any of such Confidential Information, or (iii) assist any other person or entity in connection with any action described in either of the foregoing clauses (i) and (ii).

(c)    Noninterference with Employees.  Executive further agrees that the Company has expended considerable time, energy and resources in training its other employees (“Co-Workers”).  As a result, during her employment with the Company and for a period of eighteen (18) months thereafter, Executive shall not, for any reason, directly or indirectly, for herself or on behalf of any other person or entity, (i) induce or attempt to induce any Co-Worker to terminate employment with the Company, (ii) interfere with or disrupt the Company’s relationship with any of the Co-Workers, (iii) solicit, entice, hire, cause to hire, or take away any person employed by the Company at that time or during the eighteen (18) month period preceding Executive’s last day of employment with the Company, or (iv) assist any other person or entity in connection with any action described in any of the foregoing clauses (i) through (iii).

(d)     Non-competition.  Executive further agrees with the Company to the following provisions, all of which Executive acknowledges and agrees are necessary to protect the Company’s legitimate business interests.  Executive covenants and agrees with the Company that:

(i)     Unless otherwise agreed between the parties, Executive shall not, during her employment with the Company and for a period of eighteen (18) months thereafter, either directly or indirectly, engage in, render service or other assistance to, or sell products or services, or provide resources of any kind, whether as an owner, partner, member, shareholder, officer, director, employee, consultant or in any other capacity, whether or not for consideration, to any person, corporation, or any other entity, whatsoever, that owns, operates or conducts a business that competes, in any way, with the Company Business, other than the ownership of five percent

(5%) or less of the shares of a public company where Executive is not active in the day-to-day management of such company.  With respect to the post employment application of this Section 5(d)(i), the restrictions shall extend only to those specific countries or provinces where the Company conducts business on the day that Executive’s employment with the Company terminates.

(ii)     Executive shall not, during her employment with the Company and for a period of eighteen (18) months thereafter, either directly or indirectly, (A) solicit, call on or contact any Customer of the Company with whom Executive has had material contact during her employment with the Company for the purpose or with the effect of offering any products or services of any kind offered by the Company at that time or during her employment with the Company, (B) request or advise any present or future vendors or suppliers to the Company to cancel any contracts, or curtail their dealings, with the Company, or (C) assist any other person or entity in connection with any action described in either of the foregoing clauses (A) and (B).

(iii)     During her employment with the Company, Executive shall not own, or permit ownership by Executive’s spouse or any minor children under the parental control of Executive, directly or indirectly, an amount in excess of five percent (5%) of the outstanding shares of stock of a corporation, or five percent (5%) of any business venture of any kind, which operates or conducts a business that competes, in any way, with the Company.

(e)     Non-disparagement.  At any time during or after Executive’s employment with the Company, Executive shall not disparage the Company or any shareholders, directors, officers, employees or agents of the Company.  During and after Executive’s employment with the Company, neither the Company nor its directors or officers shall disparage Executive to third parties.

(f)     Understandings.

(i)     The provisions of this Section 5 shall be construed as an agreement independent of any other claim.  The existence of any claim or cause of action of Executive against the Company, whether predicated on Executive’s employment or otherwise, shall not constitute a defense to the enforcement by the Company of the terms of this Section 5.  Executive waives any right to a jury trial in any litigation relating to or arising from this Agreement.

(ii)     Executive acknowledges and agrees that the covenants and agreements contained herein are necessary for the protection of the Company’s legitimate business interests and are reasonable in scope and content.  Executive agrees that the restrictions contained in this Section 5 are reasonable and will not unduly restrict her in securing other employment or income in the event her employment with the Company ends.  Executive acknowledges that she agreed to the covenants contained in this Section 5 (or similar covenants) pursuant to the terms of the 2012 Agreement.

(g)     Injunctive Relief.  Executive acknowledges and agrees that any breach by her of any of the covenants or agreements contained in this Section 5 would give rise to irreparable injury and would not be adequately compensable in damages.  Accordingly, Executive agrees that the Company may seek and obtain injunctive relief against the breach or threatened breach of any of the provisions of this Agreement in addition to any other legal or equitable remedies available.

(h)     Reformation and Survival.  The Company and Executive agree and stipulate that the agreements and covenants contained in this Agreement and specifically in this Section 5 are fair and reasonable in light of all of the facts and circumstances of the relationship between them.  The Company and Executive agree and stipulate that Executive has hereby agreed to be bound to the obligations, restrictions and covenants of this Section 5 as a condition to her employment and in consideration of her compensation, severance terms, and all other terms and provisions of this Agreement.  The Company and Executive acknowledge their awareness, however, that in certain circumstances courts have refused to enforce certain agreements not to compete.  The Company and Executive agree that, if any term, clause, subpart, or provision of this Agreement is for any reason adjudged by a court of competent jurisdiction to be invalid, unreasonable, unenforceable or void, the same will be treated as severable, and shall be modified to the extent necessary to be legally enforceable to the fullest extent permitted by applicable law, and that such modification will not impair or invalidate any of the other provisions of this Agreement, all of which will be performed in accordance with their respective terms.  Thus, in furtherance of, and not in derogation of, the provisions of this Section 5, the Company and Executive agree that in such event, this Section 5 shall be deemed to be modified or reformed to restrict Executive’s conduct to the maximum extent (in terms of time, geography and business scope) that the court shall determine to be enforceable.  The provisions of this Section 5 shall survive the termination of this Agreement and Executive’s resignation or termination of employment, regardless of the reason and whether voluntary or involuntary.

6.     Termination.

(a)     Termination By The Company With Cause.  The Company has the right, in its reasonable determination at any time during the Term, to terminate Executive’s employment with the Company for Cause (as defined below) by giving written notice to Executive as described in this Section 6(a).  Prior to the effectiveness of termination for Cause under subclause (i), (ii), (iii) or (iv) below, Executive shall be given thirty (30) calendar days’ prior written notice from the Company, specifically identifying the reasons which are alleged to constitute Cause for any termination pursuant to the aforementioned subclauses, and an opportunity to cure the same in the event Executive disputes such allegations; provided, however, that the Company shall have no obligation to continue to employ Executive following such thirty (30) calendar day notice period unless Executive has cured the condition giving rise to the Cause. The Company’s termination of Executive’s employment for Cause under subclause (v) or (vi) below shall be effective immediately upon the Company’s written notice to Executive.  If the Company terminates Executive’s employment for Cause, the Company’s obligation to Executive shall be limited solely to the payment of (i) unpaid Base Salary accrued up to the effective date of termination plus any accrued but unpaid benefits accrued up to the effective date of termination; and (ii) if the date of termination occurs prior to the date on which the annual bonus, if any, for the immediately preceding year would otherwise be paid, an amount equal to the annual bonus that would have been paid to Executive for such immediately preceding year, based on the actual achievement of applicable performance goals and without regard to whether Executive is employed on the date the bonus otherwise would have been paid.

As used in this Agreement, the term “Cause” shall mean and include (i) Executive’s abuse of alcohol that affects Executive’s performance of her duties under this Agreement, or use of any controlled substance; (ii) a willful act of fraud, dishonesty or breach of fiduciary duty on the part of Executive with respect to the business or affairs of the Company; (iii) material failure by Executive to comply with applicable laws and regulations or professional standards relating to the business or affairs of the Company; (iv) material failure by Executive to satisfactorily perform her duties hereunder, a material breach by Executive of this Agreement, or Executive engaging in conduct that materially conflicts with the best interests of the Company or that may materially harm the Company’s reputation; (v) Executive being subject to an inquiry or investigation by a governmental authority or self-regulatory organization such that the existence of such inquiry or investigation may result in damage to the Company’s business interests, licenses, reputation or prospects; or (vi) conviction of a felony or a misdemeanor involving moral turpitude.

(b)     Termination By The Company Without Cause.  The Company shall have the right, at any time during the Term, to terminate Executive’s employment with the Company without Cause by giving written notice to Executive, which termination shall be effective thirty (30) calendar days from the date of such written notice.  The Company may provide thirty (30) days’ pay in lieu of notice.  If the Company terminates Executive’s employment without Cause, the Company’s obligation to Executive shall be limited solely to the payment of (i) unpaid Base Salary plus any accrued but unpaid benefits accrued up to the effective date of termination; (ii) a portion of any unpaid bonus earned in accordance with the then applicable bonus plan or program for the year in which the termination occurs, based on the Company’s actual year-to-date performance compared to the year-to-date approved operating plan for the relevant bonus targets (if determinable - or if not determinable, then based on assumed achievement of applicable performance goals at the “target” level), each measured as of the date of termination, prorated using a fraction, the numerator of which is the number of days Executive is employed by the Company during the year in which the termination occurs and the denominator of which is 365; (iii) if the date of termination occurs prior to the date on which the annual bonus, if any, for the immediately preceding year would otherwise be paid, an amount equal to the annual bonus that would have been paid to Executive for such immediately preceding year, based on the actual achievement of applicable performance goals and without regard to whether Executive is employed on the date the bonus otherwise would have been paid; (iv) severance in an amount equal to Executive’s then current Base Salary for a period of eighteen (18) months; and (v) if Executive is eligible for and timely elects coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for health insurance coverage, an additional severance benefit calculated by the Company in its discretion equal to (A) the cost of monthly COBRA premiums (determined as of the effective date of termination) multiplied by (B) eighteen (18).  Executive’s rights with regard to equity incentive awards, including stock options and restricted stock units, shall be governed by separate applicable agreements entered into between Executive and the Company.  As a condition to her receipt of the post-employment payments and benefits under this Section 6(b), Executive must be in compliance with Section 5 hereof, and must execute, return, not rescind and comply with a general release of claims agreement in favor of the Company and related entities and individuals, within the timeframe and in a form to be prescribed by the Company.  The amount described in clause (i) of the third sentence of this paragraph shall be paid within sixty (60) calendar days after the date of termination of Executive’s employment, and the severance benefits described in clauses (ii) and (iii) of the third sentence of this paragraph shall be paid in equal installments according to the Company’s normal payroll schedule, with the first payment to commence within ninety (90) days after the date of termination of Executive’s employment, provided that, in each case, the Company has received the signed general release of claims agreement and Executive has not rescinded such agreement within the rescission period set forth in such agreement.  Executive shall have no duty to mitigate damages under this Section 6(b) during the applicable severance period and, in the event Executive shall subsequently receive income from providing Executive’s services to any person or entity, including self-employment income, or otherwise, then no such income shall in any manner offset or otherwise reduce the payment obligations of the Company hereunder.

Notwithstanding anything herein to the contrary, this Section 6(b) shall not apply if Executive’s employment is terminated by the Company or a succeeding entity without Cause upon or within one year of a Change of Control at any time during the Term as described in Section 7 hereof.  In such case, Section 7 hereof shall control.

(c)     Termination By Executive for Good Reason.  Executive has the right, in her reasonable determination at any time during the Term, to terminate her employment with the Company for Good Reason (as defined in this Section 6(c) below) by giving written notice to the Company as described in this Section 6(c).  Prior to the effectiveness of termination for Good Reason, within thirty (30) calendar days following the existence of a condition constituting Good Reason, Executive shall provide written notice to the Company specifically identifying the reason or reasons which are alleged to constitute Good Reason, and an opportunity to cure same within a period of not less than thirty (30) days; provided, however, that Executive shall have no obligation to continue her employment with the Company following such thirty (30) calendar day notice period unless the Company cures the event(s) giving rise to Executive’s Good Reason notice.  As used in this Section 6(c), the term “Good Reason” shall mean and include (i) assignment to Executive of duties materially inconsistent with Executive’s position, (ii) requiring Executive to move her place of employment more than fifty (50) miles from her place of employment prior to such move, (iii) a material breach by the Company of this Agreement, (iv) failure by the Company, at least sixty (60) days prior to the scheduled end of the Term, to offer to renew or extend this Agreement or enter into a new written employment agreement with Executive, in each case for a term of at least twelve (12) months; provided that in any such case Executive has not consented thereto.  In addition to the foregoing requirements, in no event shall Executive’s termination of her employment be considered for Good Reason unless such termination occurs within ninety (90) days following the initial existence of one of the conditions specified in clauses (i), (ii), (iii) or (iv) of the preceding sentence.

If Executive terminates her employment for Good Reason, the Company’s obligation to Executive shall be limited solely to the payment of  (i) unpaid Base Salary plus any accrued but unpaid benefits accrued up to the effective date of termination; (ii) a portion of any unpaid bonus earned in accordance with the then applicable bonus plan or program for the year in which the termination occurs, based on the Company’s actual year-to-date performance compared to the year-to-date approved operating plan for the relevant bonus targets (if determinable - or if not determinable, then based on assumed achievement of applicable performance goals at the “target” level), each measured as of the date of termination, prorated using a fraction, the numerator of which is the number of days Executive is employed by the Company during the year in which the termination occurs and the denominator of which is 365; (iii) if the date of termination occurs prior to the date on which the annual bonus, if any, for the immediately preceding year would otherwise be paid, an amount equal to the annual bonus that would have been paid to Executive for such immediately preceding year, based on the actual achievement of applicable performance goals and without regard to whether Executive is employed on the date the bonus otherwise would have been paid; (iv) severance in an amount equal to Executive’s then current Base Salary for a period of eighteen (18) months; and (v) if Executive is eligible for and timely elects COBRA coverage for health insurance coverage, an additional severance benefit calculated by the Company in its discretion equal to (A) the cost of monthly COBRA premiums (determined as of the effective date of termination) multiplied by (B) eighteen (18).  Executive’s rights with regard to equity incentive awards, including stock options and restricted stock units, shall be governed by the separate applicable agreements entered into between Executive and the Company.  As a condition to her receipt of the post-employment payments and benefits under this Section 6(c), Executive must be in compliance with Section 5 hereof, and must execute, return, not rescind and comply with a general release of claims agreement in favor of the Company and related entities and individuals, within the timeframe and in a form to be prescribed by the Company.  The amount described in clause (i) of the first sentence of this paragraph shall be paid within ninety (90) calendar days after the date of termination of Executive’s employment, and the severance benefits described in clauses (ii) and (iii) of the first sentence of this paragraph shall be paid in equal installments according to the normal payroll schedule, the first payment to Executive to be made on the next scheduled payroll date that occurs within ninety (90) days after the date of termination of Executive’s employment, provided that, in each case, the Company has received the signed general release of claims agreement and Executive has not rescinded such agreement within the rescission period set forth in such agreement.  Executive shall have no duty to mitigate damages under this Section 6(c) during the applicable severance period, and in the event Executive shall subsequently receive income from providing Executive’s services to any person or entity, including self-employment income, or otherwise, then no such income shall in any manner offset or otherwise reduce the payment obligations of the Company hereunder.

Notwithstanding anything herein to the contrary, this Section 6(c) shall not apply if Executive terminates her employment with the Company or a succeeding entity for Good Reason upon or within one year of a Change of Control at any time during the Term as described in Section 7 hereof.  In such case, Section 7 hereof shall control.

Executive has the right, at any time during the Term, to terminate her employment with the Company without Good Reason (as defined above) by giving written notice to the Company, which termination shall be effective sixty (60) calendar days from the date of such written notice. If Executive terminates her employment without Good Reason, the Company’s obligation to Executive shall be limited solely to the payment of unpaid Base Salary accrued up to the effective date of termination plus any earned but unpaid bonus, and accrued but unpaid benefits.

(d)     Termination Upon Disability.  The Company shall have the right, at any time during the Term, to terminate Executive’s employment if, during the Term, Executive becomes physically or mentally disabled, whether totally or partially, as evidenced by the written statement of a competent physician licensed to practice medicine in the United States who is mutually acceptable to the Company and Executive, so that Executive is unable to perform the essential functions of her job duties hereunder, with or without reasonable accommodation, for (i) a period of three (3) consecutive months, or (ii) for shorter periods aggregating ninety (90) calendar days during any twelve-month period.  If the Company terminates Executive’s employment under this Section 6(d), the Company’s obligation to Executive shall be limited solely to the payment of (i) unpaid Base Salary to the effective date of termination, plus any accrued but unpaid benefits accrued up to the effective date of termination; (ii) a portion of any unpaid bonus earned in accordance with the then applicable bonus plan or program for the year in which the termination occurs, based on the Company’s actual year-to-date performance compared to the year-to-date approved operating plan for the relevant bonus targets (if determinable - or if not determinable, then based on assumed achievement of applicable performance goals at the “target” level), each measured as of the date of termination, prorated using a fraction, the numerator of which is the number of days Executive is employed by the Company during the year in which the termination occurs and the denominator of which is 365; and (iii) if the effective date of termination occurs prior to the date on which the annual bonus, if any, for the immediately preceding year would otherwise be paid, an amount equal to the annual bonus that would have been paid to Executive for such immediately preceding year, based on the actual achievement of applicable performance goals and without regard to whether Executive is employed on the date the bonus otherwise would have been paid.  Such bonus shall be paid no later than the March 15th occurring immediately after the year in which the termination of Executive’s employment due to disability occurs.

(e)     Termination upon Death.  If Executive dies during the Term, this Agreement shall terminate, except that Executive’s legal representatives shall be entitled to receive the Base Salary and other accrued benefits earned up to the date of Executive’s death.

7.    Change of Control.

(a)     Anything in this Agreement to the contrary notwithstanding, if, upon or within one year of a Change of Control (as defined below) occurring at any time during the Term, the Company or a succeeding entity terminates Executive without Cause or Executive terminates her employment for Good Reason), the Company or the succeeding entity’s obligation to Executive shall be the payment of (i) unpaid Base Salary plus any accrued but unpaid benefits accrued up to the effective date of termination; (ii) a portion of any unpaid bonus earned in accordance with the then applicable bonus plan or program for the year in which the termination occurs, based on the Company’s actual year-to-date performance compared to the year-to-date approved operating plan for the relevant bonus targets (if determinable - or if not determinable, then based on assumed achievement of applicable performance goals at the “target” level), each measured as of the date of termination, prorated using a fraction, the numerator of which is the number of days Executive is employed by the Company during the year in which the termination occurs and the denominator of which is 365; (iii) if the date of termination occurs prior to the date on which the annual bonus, if any, for the immediately preceding year would otherwise be paid, an amount equal to the annual bonus that would have been paid to Executive for such immediately preceding year, based on the actual achievement of applicable performance goals and without regard to whether Executive is employed on the date the bonus otherwise would have been paid; (iv) a lump sum payment equal to Executive’s then-current Base Salary for a period of twenty-four (24) months; and (v) if Executive is eligible for and timely elects COBRA coverage for health insurance coverage, an additional severance benefit calculated by the Company in its discretion equal to (A) the cost of monthly COBRA premiums (determined as of the effective date of termination) multiplied by (B) eighteen (18).  In the event of a without Cause Change of Control termination or a with Good Reason termination, each as described herein, these payments shall be in lieu of, and not in addition to, any severance pay or benefits set forth in Sections 6(b) or 6(c) hereof.  Notwithstanding anything to the contrary contained herein or in any award agreement between Executive and the Company, in the event of a Change of Control, (i) all unvested awards held by Executive under the Company’s long-term incentive plans, including stock options and restricted stock units described in Section 3(c) hereof and any other subsequent awards, shall become fully vested upon the Change of Control and, if applicable, immediately exercisable, (ii) each such award, and each already vested award described in Section 3(c) hereof which is a stock option shall continue to be exercisable for the remainder of its term, and (iii) with respect to any award under the Company’s long-term incentive plans that is subject to the attainment of performance objectives or specified performance criteria, such performance objectives and criteria shall be deemed satisfied at the target level and any performance period shall be deemed to end as of the date of the Change of Control.  As a condition to her receipt of the post-employment payments and benefits under this Section 7(a), other than the vesting of awards described in the preceding sentence, Executive must be in compliance with Section 5 hereof, and must execute, return, not rescind and comply with a release of claims agreement in favor of the Company, related entities and individuals and the succeeding entity, within the timeframe and in a form to be prescribed by the Company or a succeeding entity.  The severance benefits described in the first sentence of this paragraph shall be paid in a lump sum within sixty (60) calendar days after the date of termination of Executive’s employment, provided that the Company has received the signed general release of claims agreement and Executive has not rescinded such agreement within the rescission period set forth in such agreement.

(b)     Change of Control Defined.  For purposes of this Agreement, a “Change of Control” shall mean the occurrence of a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company during the Term, as determined in accordance with this Section 7(b).  In determining whether an event shall be considered a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company, the following provisions shall apply:

(i)     A “change in the ownership” of the Company shall occur on the date on which any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company, as determined in accordance with Treasury Regulation §1.409A-3(i)(5)(v).  If a person or group is considered either to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company, or to have effective control of the Company within the meaning of clause (ii) of this Section 7(b), and such person or group acquires additional stock of the Company, the acquisition of additional stock by such person or group shall not be considered to cause a “change in the ownership” of the Company.

(ii)     A “change in the effective control” of the Company shall occur on either of the following dates:

(A)     The date on which any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing forty percent (40%) or more of the total voting power of the stock of the Company, as determined in accordance with Treasury Regulation §1.409A-3(i)(5)(vi).  If a person or group is considered to possess forty percent (40%) or more of the total voting power of the stock of the Company, and such person or group acquires additional stock of the Company, the acquisition of additional stock by such person or group shall not be considered to cause a “change in the effective control” of the Company; or

(B)     The date on which a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election, as determined in accordance with Treasury Regulation §1.409A-3(i)(5)(vi).

(iii)     A “change in the ownership of a substantial portion of the assets” of the Company shall occur on the date on which any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions, as determined in accordance with Treasury Regulation §1.409A-3(i)(5)(vii).  A transfer of assets shall not be treated as a “change in the ownership of a substantial portion of the assets” when such transfer is made to an entity that is controlled by the shareholders of the Company, as determined in accordance with Treasury Regulation§1.409A-3(i)(5)(vii)(B).

In all cases, the determination of whether a Change of Control has occurred shall be made in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations, notices and other guidance of general applicability issued thereunder.

8.     Code Section 409A.  This Agreement is intended to comply with the requirements of Section 409A of the Code (“Section 409A”), and shall be interpreted and construed consistently with such intent.  The payments to Executive pursuant to this Agreement are also intended to be exempt from Section 409A to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and for such purposes, each payment to Executive under this Agreement shall be considered a separate payment.  In the event the terms of this Agreement would subject Executive to taxes or penalties under Section 409A (“409A Penalties”), the Company and Executive shall cooperate diligently to amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible; provided that in no event shall the Company be responsible for any 409A Penalties that arise in connection with any amounts payable under this Agreement.  To the extent any amounts under this Agreement are payable by reference to Executive’s “termination of employment” such term and similar terms shall be deemed to refer to Executive’s “separation from service,” within the meaning of Section 409A.  Notwithstanding any other provision in this Agreement, to the extent any payments hereunder constitutes nonqualified deferred compensation, within the meaning of Section 409A, then (A) each such payment which is conditioned upon Executive’s execution of a release and which is to be paid or provided during a designated period that begins in one taxable year and ends in a second taxable year, shall be paid or provided in the later of the two taxable years and (B) if Executive is a specified employee (within the meaning of Section 409A) as of the date of Executive’s separation from service, each such payment that is payable upon Executive’s separation from service and would have been paid prior to the six-month anniversary of Executive’s separation from service, shall be delayed until the earlier to occur of (i) the first day of the seventh month following Executive’s separation from service or (ii) the date of Executive’s death.

9.     Successors; Assignment, Etc.; Third Party Beneficiaries.

(a)     The Company shall have the right to assign this Agreement to its successors or assigns, and Executive hereby consents to any such assignment.  All covenants or agreements hereunder shall inure to the benefit of and be enforceable by or against any such successors or assigns.  The terms “successors” and “assigns” shall include, but not be limited to, any succeeding entity upon a Change of Control.

(b)     Neither this Agreement nor any of the rights or obligations of Executive under this Agreement may be assigned or delegated except as provided in the last sentence of this Section 9(b).  This Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by, and shall be binding upon, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If Executive should die while any amounts would still be payable to her hereunder had she continued to live, then all such amounts (unless otherwise provided herein) shall be paid in accordance with the terms of this Agreement to the devisee, legatee or other designee under Executive’s testamentary will or, if there be no such will, to Executive’s estate.

10.     Notice.  For purposes of this Agreement, all notices and other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or when mailed by United States registered or certified mail, return receipt requested, first-class postage prepaid, addressed as follows:

If to Executive:

Ms. Stephanie K. Kushner

to the last known address for Executive on the Company’s records

If to the Company:

Broadwind Energy, Inc.

3240 S. Central Avenue

Cicero, IL 60804

Attn: Chairman of the Board

or to such other address as either party may have furnished to the other in writing in accordance with this Section 10, except that notices of any change of address shall be effective only upon actual receipt.

11.     Miscellaneous.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification, or discharge is agreed to in writing signed by Executive and such officers of the Company as may be specifically designated by the Board.  No waiver by either party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of any similar or dissimilar condition or provision at the same or any other time.  No agreements or representations (whether oral or otherwise, express or implied) with respect to the subject matter of this Agreement have been made by either party which are not set forth expressly in this Agreement or which are not specifically referred to in this Agreement.  If any term, clause, subpart, or provision of this Agreement is for any reason adjudged to be invalid, unreasonable, unenforceable or void, the same will be treated as severable, shall be modified to the extent necessary to be legally enforceable to the fullest extent permitted by applicable law, and will not impair or invalidate any of the other provisions of this Agreement, all of which will be performed in accordance with their respective terms.  The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Illinois.

12.     Validity.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law or court decision, and if the rights or obligations of the Company and Executive will not be materially and adversely affected thereby, (a) such provision shall be fully severable from this Agreement, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar to the terms and intent of such illegal, invalid or unenforceable provision as may be possible.

13.     Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

14.     Litigation.  The parties agree that the exclusive venue for any litigation commenced by the Company or Executive relating to this Agreement shall be the state courts located in Cook County, Illinois and the United States District Court, Northern District of Illinois.  The parties waive any rights to object to venue as set forth herein, including any argument of inconvenience for any reason.

15.    Entire Agreement.  This Agreement (a) constitutes a binding agreement between the parties and (b) represents the entire agreement between the parties and supersedes all prior agreements relating to the subject matter contained herein.  All prior negotiations concerning Executive’s employment with the Company have been merged into this Agreement and are reflected in the terms herein.  This Agreement amends and restates the 2012 Agreement in its entirety, effective as of the date hereof.

[signature page follows]

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of May 20, 2016.

EXECUTIVE:

By:  /s/ STEPHANIE K. KUSHNER

Name:     Stephanie K. Kushner

COMPANY:

BROADWIND ENERGY, INC.

By:  /s/ ERIK W. JENSEN

Name:     Erik W. Jensen

Title:Vice President and Chief Human Capital Officer